Exhibit 99.2

American Eagle Outfitters, Inc.
February 2010

Recorded Sales Commentary dated March 4, 2010

Good morning and welcome to the American Eagle Outfitters February 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended February 27th, 2010 increased 6% to $188 million compared to $177 million for the four weeks ended February 28th, 2009. Consolidated comparable store sales increased 6%, compared to a 7% decrease for the same period last year.

A positive customer response to the new AE spring collection, strong value-priced key items, and higher clearance sales drove the business in February. Sales were generally consistent with our expectations. A low double-digit decline in the average unit retail price was the result of a higher mix of cold-weather clearance items compared to last year. Also impacting our AUR this year was a planned increase in the mix of value-price spring graphic tee's and knit tops. As a result, in February, the merchandise margin was slightly higher than last year. And, February inventories were in line with our expectations.

During the month, we continued to see a strong customer conversion rate, which led to an increase in the number of transactions per store. The average dollar sale also increased, driven by higher units per transaction.

AE women's comps were in the positive high single digits, and men's comps declined in the low single digits. Increases in tops and women's denim drove February sales. Comps were positive across all geographic regions. However, the Northeast, Mid-Atlantic and Mid-West regions were most affected by weather-related store closures.

AEO direct sales decreased 14% in February, compared to a 47% sales increase last year. Last year's strong increase was driven by higher on-line clearance sales compared to this year.

We are reiterating our fourth quarter EPS expectation of $0.32 to $0.33 per diluted share, representing growth of 68% to 74% compared to non-GAAP EPS of $0.19 per diluted share last year. This excludes potential investment security and store impairment charges. We will provide first quarter EPS guidance together with our fourth quarter earnings announcement scheduled for next Wednesday, March 10th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the conference call, please dial 1-877-407-0789.

Thanks for your continued interest in American Eagle Outfitters.